                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
[X] Definitive Proxy Statement                Rule 14a-6(e)(2)

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          PACIFIC MERCANTILE BANCORP
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                     [LOGO]

                           Pacific Mercantile Bancorp

                                                                  April 13, 2001

Dear Shareholder:

   The Board of Directors joins me in extending to you a cordial invitation to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the "Company") which will be held on Tuesday, May 15, 2001, at 2:00 P.M., at the Hyatt Newporter Hotel, 1107 Jamboree Road, Newport Beach, California 92660.

   The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly-owned subsidiary, Pacific Mercantile Bank. Your participation in Company activities is important, and we hope you will attend.

   Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                          Sincerely,

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive
                                           Officer

                           PACIFIC MERCANTILE BANCORP
                      450 Newport Center Drive, Suite 100
                        Newport Beach, California 92660

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 15, 2001

                               ----------------

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

   The 2001 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the "Company") will be held at the Hyatt Newporter Hotel, 1107 Jamboree Road, Newport Beach, California 92660, on Tuesday, May 15, 2001, at 2:00 PM., Pacific Time, for the following purposes:

  1. To re-elect the nine incumbent Directors of the Company, who are named in the accompanying Proxy Statement, to serve as Directors for the ensuing year and until their successors are elected and qualified;

  2. To approve an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of common stock from 10 million to 20 million shares;

  3. To approve the Company's Amended and Restated 1999 Stock Option Plan;

  4. To ratify the selection of Grant Thornton LLP as the Company's Independent Certified Public Accountants for fiscal 2001; and

     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Only Shareholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive
                                           Officer

April 13, 2001


 YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                           PACIFIC MERCANTILE BANCORP
                      450 Newport Center Drive, Suite 100
                        Newport Beach, California 92660

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 15, 2001

                               ----------------

                                  INTRODUCTION

   This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the "Company"), for use at the 2001 Annual Meeting of Shareholders to be held on Tuesday, May 15, 2001, at 2:00 P.M., Pacific Time, at the Hyatt Newporter Hotel, 1107 Jamboree Road, Newport Beach, California 92660, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 16, 2001.

                            SOLICITATION OF PROXIES

   The Company's Board of Directors is asking that shareholders complete, sign and return the enclosed Proxy Card, which will enable your shares to be voted at the Annual Meeting. If you do sign and return a Proxy Card to us prior to the Meeting, your shares will be voted in accordance with your instructions indicated on the Proxy Card. If, on the other hand, you sign and return a Proxy Card that does not contain any instructions, your shares will be voted in accordance with the Board of Directors' recommendations, described below, on each of the proposals to be voted on at the Annual Meeting, which are discussed in this Proxy Statement. A shareholder giving a proxy may revoke it at any time before it is exercised by sending us a written revocation addressed to the Corporate Secretary, Pacific Mercantile Bancorp, 450 Newport Center Drive, Suite 100, Newport Beach, California 92660; sending us a later dated Proxy Card with different instructions; or attending the Annual Meeting and voting in person.

                               VOTING SECURITIES

   Holders of record of the common stock of the Company at the close of business on March 16, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 6,332,020 shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting. A majority of those shares, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shareholders who withhold authority to vote on the election of directors or abstain on any proposal, and broker non-votes, will be counted in determining the presence of a quorum. Each shareholder is entitled to one vote for each share of common stock held as of the Record Date, except that if any shareholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be nine) multiplied by the number of shares which the shareholder is entitled to vote at the meeting and to cast all of those votes for a single nominee or to distribute them among as many nominees in such proportions as the shareholder may choose. The persons named in the enclosed proxy do not intend, but may chose, to give such notice and vote the shares they represent in that manner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Set forth below is information regarding the beneficial ownership of the Company's common stock as of March 16, 2001 by (i) each of Company's directors and those of its executive officers named in the Compensation Table contained in this Proxy Statement, and (ii) all directors and executive officers as a group. To our knowledge, no person beneficially owned more than 5% of the Company's common stock at March 16, 2001.

                                        Number of Shares      Percentage of
Name                                 Beneficially Owned (1) Shares Outstanding
----                                 ---------------------- ------------------
Raymond E. Dellerba.................        302,330(2)(3)           4.5%
George H. Wells.....................        102,534(2)(4)           1.5%
Ronald W. Chrislip..................         78,017(2)(5)           1.2%
Julia M. DiGiovanni.................         76,017(2)(6)           1.1%
Warren T. Finley....................         46,017(2)(7)             *
John Thomas, M.D....................         83,017(2)              1.2%
Richard M. Torre....................         80,717(2)              1.2%
Robert E. Williams..................         82,217(2)              1.2%
John J. McCauley....................         41,170(2)                *
Daniel P. Erickson..................         24,803(2)                *
John P. Cronin......................         12,250(2)                *
All directors and officers as a
 group (11 persons).................        929,089(8)             13.8%

--------
 *  Represents less than 1% of the outstanding shares.

(1) Beneficial ownership includes voting and investment power with respect to shares shown as beneficially owned. Shares subject to options that are exercisable at any time on or before May 15, 2001 are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Includes the following shares that may be purchased on exercise of options on or before May 15, 2001: Mr. Dellerba--230,030 shares; Mr. Wells--34,034 shares; Mrs. DiGiovanni and Messrs. Chrislip, and Thomas--13,517 shares each; Messrs. Finley, Torre and Williams--16,217 shares each; Mr. McCauley--15,170 shares; Mr. Cronin--6,703 shares, and Mr. Erickson--4,000 shares.

(3) Does not include and Mr. Dellerba disclaims beneficial ownership of 5,000 shares owned by Mr. Dellerba's mother as custodian of such shares for the benefit of Mr. Dellerba's minor children.

(4) Does not include and Mr. Wells disclaims beneficial ownership of 12,500 shares owned by his spouse.

(5) Does not include and Mr. Chrislip disclaims beneficial ownership of 5,300 shares that are owned by certain family members (not residing with him).

(6) Does not include and Mrs. DiGiovanni disclaims beneficial ownership of 3,000 shares that are owned by certain family members (not residing with her).

(7) Does not include and Mr. Finley disclaims beneficial ownership of 62,198 shares that are owned by family members (not residing with him).

(8) Includes a total of 402,723 shares that may be acquired on exercise of stock options on or before May 15, 2001.

                             ELECTION OF DIRECTORS

                                (Proposal No. 1)

   Nine directors will he elected at the Annual Meeting to hold office until the next annual shareholders meeting is held or until their successors are elected and have qualified to serve on the Board. The Board of Directors has nominated for election the persons named below, all of whom are incumbent directors and have consented to serve as directors, if re-elected. Unless otherwise instructed, the proxy holders named in the enclosed proxy cards intend to vote the proxies received by them for such nominees. If any nominee becomes unable to serve as a director, the proxy holders named in the enclosed proxy card will vote proxies received by them for the election of such substitute nominee(s) as the Board of Directors may propose. If any shareholder gives notice at the Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast their votes among the nominees named below in such proportions as they deem appropriate in order to elect as many of such nominees as is possible.

Vote Required and Recommendation of the Board of Directors

   Under California law, the nine nominees receiving the most votes from holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which the authority to vote is withheld and broker non-votes will have no effect on the outcome of the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees

   The following sets forth the names and a brief description of the principal occupation and recent business experience of each of the nominees selected by the Board of Directors for election to the Company's Board of Directors at the Annual Meeting:

   Raymond E. Dellerba, age 53, has served as President, Chief Executive Officer and a Director of the Company and the Bank since the respective dates of their inception. From February 1993 to June 1997, Mr. Dellerba served as the President, Chief Operating Officer and director of Eldorado Bank, and as Executive Vice President and a director of Eldorado Bancorp. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and in Arizona.

   John J. McCauley, age 53, has served as Executive Vice President, Chief Operating Officer and a Director of the Company and the Bank since the respective dates of their inception. He also served as the Bank's Chief Lending Officer for the period from the Bank's inception until March 2001. From September 1991 to July 1997, Mr. McCauley served as Executive Vice President of Administration for Eldorado Bank.

   George H. Wells, age 66, has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as Chairman of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when it was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with Technology Marketing Incorporated, a publicly owned computer development services and software company, including Chairman, President, Treasurer and Chief Financial Officer.

   Ronald W. Chrislip, age 49, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Chrislip has been an attorney in private practice in the City of Santa Ana, California since 1976. Mr. Chrislip also has a law office in San Clemente, California.

   Julia M. DiGiovanni, age 81, has served as a Director of the Company and the Bank since the respective dates of their inception. Mrs. DiGiovanni is, and for more than the past five years has been, a private investor. She also served as a director of Eldorado Bank and its parent corporation, Eldorado Bancorp, from October 1995 until 1997. Mrs. DiGiovanni also served as a member of the Board of Directors of Mariners Bank, a state chartered bank based in San Clemente, California, from 1991 until 1995, when that Bank was acquired by Eldorado Bank. Mrs. DiGiovanni also serves as a director and is a shareholder of Cal-Coast Security, Inc. and Cal-Coast Alarm, Inc., privately owned companies engaged in the commercial and residential security and alarm business.

   Warren T. Finley, age 69, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Finley also is the Chairman of the Management and Incentive Committee of the Company. Mr. Finley is an attorney who is, and for more than 40 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997.

   John Thomas, M.D., age 51, has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 15 years, has been engaged in the private practice of medicine, specializing in the practice of Radiation Oncology. He also serves as, and for more than the past 7 years has been, the Medical Director of the San Clemente Tumor Medical Center. He is a Diplomate of the American Board of Radiology and a Clinical Assistant Professor for the University of Southern California School of Medicine and is a member of the Standards Committee for the American College of Radiation Oncology. Dr. Thomas is President of the San Clemente Physicians Medical Group, Inc.

   Richard M. Torre, age 55, has served as a Director of the Company and the Bank since the respective dates of their inception. He is also Chairman of the Acquisition and Branching Committee of the Bank. Mr. Torre is Chairman and Director of Global Vantage LTD., an investment banking and financial intermediary company. Its predecessor company, Torwest Capital, was established in 1984 as an Orange County based investment banking firm. Prior to this, Mr. Torre was with Mill Factors Corp. and Congress Factors Corp. in New York and Heller Financial in Los Angeles in increasingly responsible positions in the factoring and asset-based lending industry.

   Robert E. Williams, age 58, has served as a Director of the Company and the Bank since the respective dates of their inception and Chairman of the Company's Audit Committee. Mr. Williams is, and for more than 20 years has been, a certified public accountant, with Robert E. Williams Accountancy Corporation, a firm that he established in 1978. Mr. Williams is also in association with the accounting firm of Williams, Magdaleno and Crellin.

   There are no family relationships among any of the officers or directors of the Company.

Meetings of the Board of Directors

   The Board of Directors of the Company held 14 meetings during the period from January 1, 2000 to December 30, 2000. Each incumbent director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

Section 16(a) Beneficial Ownership Reporting Compliance

   Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied with respect to the Company's fiscal year ended December 31, 2000. To the Company's knowledge, no one owns as much as 10% of its shares.

Committees of the Board of Directors

   In addition to meeting as a group, the Directors have established committees to review and supervise various aspects of the Company's operations. These committees include the following:

   The Audit Committee, which is made up entirely of Directors who are not, and have never been, officers or employees of the Company or the Bank, provides oversight of the Company's audit and compliance programs and coordinates audit matters with the Company's independent auditors. Robert E. Williams is the Chairman of the Audit Committee and the other members of the Audit Committee are Julia M. DiGiovanni and Warren T, Finley. Additional information regarding the responsibilities of the Audit Committee is contained in the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee held 12 meetings in 2000.

   The Management and Incentive Committee, which is the Company's compensation committee, has the authority to approve the salaries and grants of bonuses and options to the management of the Company and the Bank, and oversees the development and implementation of compensation and benefit programs that are designed to enable the Company and the Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas. Warren Finley serves as Chairman of this Committee, and the other members of that Committee are Julia M. DiGiovanni, Ronald W. Chrislip and Raymond E. Dellerba. The Management and Incentive Committee held 5 meetings in 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth compensation received, in each of the fiscal years in the two year period that began when the Bank commenced business operations and ended on December 31, 2000, by the Company's Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2000 exceeded $100,000 (collectively, the "Named Officers"):

                                                                                 Long-Term
                                                                                Compensation
                                                                 Annualized       Awards--
                                                                Compensation     Securities
                                                              -----------------  Underlying
Name and Office                                          Year  Salary  Bonuses   Options(#)
---------------                                          ---- -------- -------- ------------
Raymond E. Dellerba, President and Chief Executive       2000 $138,400 $141,300   150,000
 Officer of the Company and the Bank.................... 1999  120,000   15,000   125,530

John J. McCauley, Executive Vice President and           2000  110,300   22,000    31,000
 Chief Operating Officer of the Company and the Bank.... 1999  100,000    7,500    36,586

John P. Cronin, Executive Vice President and             2000  100,000   13,500    30,000
 Chief Information Officer of the Company and the Bank.. 1999   90,000    3,500    13,066

Daniel L. Erickson, Executive Vice President and         2000   95,600   11,000    14,000
 Chief Financial Officer of the Company and the Bank.... 1999   92,500    3,000    10,000

   In addition to the compensation set forth above, each executive officer receives health and life insurance benefits and other incidental job-related benefits, and is entitled to participate in any incentive compensation programs that may be adopted for management employees of the Company or the Bank. Also, automobiles are provided to Mr. Dellerba and Mr. McCauley for use on Company business.

Option Grants to Executive Officers

   Set forth in the following table is information relating to the options that were granted to the Named Officers during the fiscal year ended December 31, 2000:

                                                                    Potential Realizable
                                                                     Value of Options at
                                     Percent                        Assumed Annual Rates
                                    of Total                           of Stock Price
                         Number of   Options                       Appreciation for Option
                           Shares    Granted   Exercise                    Term(3)
                         Underlying in Fiscal  Price(2) Expiration ------------------------
          Name           Options(2)   2000    ($/Share)   Dates        5%          10%
          ----           ---------- --------- --------- ---------- ----------- ------------
Raymond E.
 Dellerba (1)...........   90,000     14.8%     $6.75    1/12/10   $   382,100 $   968,200
Raymond E. Dellerba.....   60,000      9.9%     $7.75    6/21/10   $   292,400 $   741,100
John McCauley (1).......   10,000      1.6%     $6.75    1/12/10   $    42,500 $   107,600
John McCauley...........   21,000      3.5%     $6.50    9/26/10   $    85,800 $   217,500
John Cronin (1).........   10,000      1.6%     $6.75    1/12/10   $    42,500 $   107,600
John Cronin.............   20,000      3.3%     $6.50    9/26/10   $    81,800 $   207,200
Daniel Erickson (1).....    2,000      0.3%     $6.75    1/12/10   $     8,500 $    21,500
Daniel Erickson.........   12,000      2.0%     $6.50    9/26/10   $    49,100 $   124,300

--------
(1) The number of shares subject to these options and the exercise prices give retroactive effect to all stock splits that occurred while the options were outstanding.

(2) The exercise price of our options is equal to the fair market value of the underlying shares of stock on the date of grant.

(3) Potential realizable value of the shares subject to these options represents an estimate of the amounts that the Named Officers would realize from the exercise of the options and the sale of those shares at the end of the ten year term of those options. Those estimates of potential realizable value are arrived at by assuming that the market value of those shares will appreciate over their ten year term at annual compounded rates of 5% and 10%, respectively, and then deducting from those appreciated values the prices that the Named Officers would have to pay to exercise those options. However, this calculation is based on Securities and Exchange Commission requirements and is not our projection of future stock price growth or the future value of these options to the Named Officers.

   Of the total number of options granted in 2000, non-employee directors and other employees of the Company (other than the officers named in the table above) were granted options to purchase an aggregate of 257,000 and 126,400 shares, respectively. These options become exercisable in periodic installments over a five (5) year period following the grant of the options and, if and to the extent not exercised, will expire in 2010.

Fiscal Year-End Option Values

   None of the Named Officers exercised any options in 2000. The following table provides information with respect to the value of unexercised "in-the-money" options held by the Named Officers as of December 31, 2000.

                              Number of Securities       Value of Unexercised
                             Underlying Unexercised          In-the-Money
                              Options at FY-End(#)      Options at FY-End($)(1)
                          ---------------------------- -------------------------
Name                      Exercisable Unexercisable(2) Exercisable Unexercisable
----                      ----------- ---------------- ----------- -------------
Raymond E. Dellerba......   221,530        54,000       $251,100          --
John McCauley............     7,317        60,269       $ 14,600      $58,500
John Cronin..............     2,613        40,453       $  5,200      $20,900
Daniel Erickson..........     2,000        22,000       $  4,000      $16,000

--------
(1) The value of unexercised options has been calculated on the basis of the fair market value of our common stock on December 31, 2000, less the applicable exercise price per share, multiplied by the number of shares underlying such options. All amounts give retroactive effect to the two-for-one stock split that occurred on April 14, 2000.

(2) Mr. Dellerba's options become exercisable in monthly installments over a five-year period from the date on which they were granted. The options held by Messrs. McCauley, Cronin and Erickson become exercisable in five equal annual installments which commenced on their respective grant dates.

Employment Agreements

   The Company or the Bank has entered into employment or severance agreements with the following executive officers:

   Raymond Dellerba. The Bank has entered into a multi-year employment agreement with Mr. Dellerba under which he is employed as its President and Chief Executive Officer. The initial term of the employment contract ends on April 23, 2002, and renews automatically for additional successive one year periods through the year 2013 unless sooner terminated by either party.

     Salary. Under the employment contract, Mr. Dellerba is entitled to receive annual base salary in an amount which is not less than the median salary for chief executive officer of banks headquartered in the Western United States that are of comparable size to the Bank. Based on that formula, his base salary in the fiscal year ended December 31, 2000 was $138,400.

     Bonus Compensation. Mr. Dellerba's employment agreement provides that will receive a bonus in an amount which will be determined by agreement between the Bank and Mr. Dellerba on the basis of the Company's pretax profits for the year, after consultation with an independent compensation consultant; provided that each year's bonus will be at least equal to 35% of Mr. Dellerba's base salary, or 3.5% of the Company's pre-tax profits for that year, whichever is greater. For fiscal 2000, the Board of Directors awarded Mr. Dellerba a bonus of $141,300 based on his contribution to the Bank's growth and achievement of profitable operations and the efforts expended by Mr. Dellerba in connection with the successful completion by the Company of its initial public offering in July 2000.

     Participation in Management Equity Plans. Mr. Dellerba's employment contract provides that he is entitled to participate in the Company's equity compensation plans such that he will receive at least one-sixth of all options issued to all employees or other participants in such plans. In addition, following the calendar year in which the Company achieves a ratio of net earnings to average total assets (exclusive of any good will) of at least one percent (1%), Mr. Dellerba will receive fully vested options to purchase, at an exercise price equal to the then fair market value of Company shares, a number of Company shares equal to 0.5% of the sum of the number of Company shares then outstanding and the number of shares subject to then outstanding stock options. Under the employment contract, the stock options that have been granted to Mr. Dellerba, which entitle him to purchase a total of 275,530 shares of the Company's common stock, became fully exercisable in July 2000.

     Transaction-Based Compensation. Mr. Dellerba's employment contract provides that if there occurs a change of control of the Company, by means of a private sale of shares, a sale of all or substantially all of its assets or a merger, either during the term of his employment or within 24 months of a termination of his employment by the Company, other than for cause or due to his death, disability or voluntary resignation, Mr. Dellerba will be entitled to receive one percent (1%) of the gross proceeds of that change of control transaction. If the Company, the Bank or any other of Company's subsidiaries completes a public offering of its shares, then Mr. Dellerba would receive a bonus equal to 1% of the increase in shareholder's equity during the year in which that offering is consummated (net of any increase attributable to any net profits earned). Payment of any such transaction-based compensation will be payable to Mr. Dellerba, at his election, either in cash or in shares of Company stock.

     Retirement Benefits. The employment agreement provides that, subject to vesting requirements described below, upon Mr. Dellerba's reaching the age of 65, he shall become eligible to receive monthly payments as follows: (i) $6,250 per month for the first five years after reaching age 65; (ii) $8,333 per month for the next succeeding five years, and (iii) $10,417 per month for the next succeeding five years (the "Retirement Payments"). Mr. Dellerba's right to receive these Retirement Payments vests monthly during the term of his employment at a rate equal to 1.5 of the monthly Retirement Payments for each month of service under his employment contract, subject to accelerated partial vesting if Mr. Dellerba is terminated without cause (as defined) or if he terminates his employment for good reason (as defined). In the event Mr. Dellerba dies, whether before or after age 65, then the vested monthly Retirement Payments will be paid to Mr. Dellerba's heirs. Mr. Dellerba, or his heirs, may elect to receive, in lieu of monthly installments, a lump sum amount equal to the present value of his vested Retirement Payments.

     Severance Benefits. In the event Mr. Dellerba's employment is terminated without cause or he elects to terminate his employment as a result of changes Company unilaterally makes to the terms or conditions of his employment that adversely affect him, Mr. Dellerba will be entitled to receive a sump sum cash payment equal to his base salary and target bonus for the remainder of the term of his employment contract or for the succeeding twenty-four (24) months, whichever is longer. He also will be entitled to a continuation of his health insurance and other benefits for a period of two (2) years. Additionally, on any such termination, all unvested options and other unvested equity compensation to which he would otherwise be entitled will become vested.

     Other Benefits. Mr. Dellerba also receive the use of a company-paid automobile, two club memberships, health and life insurance benefits and the standard employee health, welfare and other benefit plans.

     Adjustments to Compensation. If Company hires another executive at a compensation level that exceeds that they payable to Mr. Dellerba, Mr. Dellerba's compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

   Messrs. McCauley, Erickson and Cronin. The Company has entered into severance agreements with Mr. McCauley, the Company's Chief Operating Officer, Mr. Erickson, the Company's Chief Financial Officer and Mr. Cronin, the Company's Chief Information Officer. Under those agreements, if any of them is terminated by the Company, without cause, or there occurs a change of control (as defined below) of the Company that leads to an adverse change in the executive officer's position with the Company, or in the executive officer's salary or benefits, then the affected officer would be entitled to receive the following severance compensation: Mr. McCauley--6 months in the case of a termination without cause or 12 months in the case of a change of control; Mr. Cronin--6 months in the case of either a termination without cause or 12 months in the case of a change of control, and Mr. Erickson--6 months in the case of either a termination without cause or a change of control.

Compensation of Directors

   In 2000, non-employee directors received fees of $500 for each meeting of the Bank's Board of Directors, and $100 for each Committee meeting, that they attended, up to a maximum of $600 per month. The Chairman of the Board of Directors also received an additional stipend of $100 per month as compensation for the additional responsibilities he has as Chairman. In 2001, non-employee directors will receive an additional $250, and the Chairman will receive an additional $350, for each meeting of the Company's Board of Directors that they attend in addition to meetings of the Bank's Board of Directors.

Certain Transactions

   The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal stockholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectibility and do not present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

   The members of the Board of Directors' Management and Incentive Committee, which performs the functions of a compensation committee, are Warren T. Finley, Ronald W. Chrislip and Julia M. DiGiovanni, all of whom are non-employee Directors of the Company and the Bank, and Raymond E. Dellerba, the President and Chief Executive Officer of the Company and the Bank. Mr. Dellerba's primary role on the Committee is to provide input on the performance of other executive officers and key management employees, and Mr. Dellerba does not participate in the deliberations, and he does not vote on decisions, regarding his compensation. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Management and Incentive Committee.

                REPORT OF THE MANAGEMENT AND INCENTIVE COMMITTEE

   The Management and Incentive Committee is responsible for approving the salaries and grants of bonuses and options to our management, and overseeing the development and implementation of compensation and benefit programs that are designed to enable the Company and Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas.

   The following report is submitted by the Management and Incentive Committee members with respect to the executive compensation policies established by that Committee and approved by the Board of Directors of the Company and the compensation of executive officers in the fiscal year ended December 31, 2000.

Compensation Policies and Objectives

   In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other management employees of the Company and the Bank, the Management and Incentive Committee is guided by three basic principles:

  . The Company and the Bank must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

  . A substantial portion of annual executive compensation should be tied to the Bank's performance, measured in terms of profitability, asset growth and asset quality and other factors that can affect the financial performance of the Bank.

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the shareholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's common stock.

Attracting and Retaining Executives and Other Key Employees

   There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other banks and financial services organizations in California.

   In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California, which generally is higher than in other parts of the country.

Performance-Based Compensation

   During 1999 and 2000, which were the Company's first two year's of operations, discretionary bonuses were awarded to the Named Officers based on the recommendations of the Committee. Those bonuses were based on the growth and accomplishments achieved in the first two years of the Company's operations and the contributions made by the Named Officers to that growth and these accomplishments.

   The Committee has identified several performance factors which affect a bank's profitability and which the Committee believes are important to the enhancement of shareholder value. These include, among others, asset growth; the quality and collectibility of the Bank's assets, which consist primarily of loans and investment securities; the volume and mix of deposits, which affect the Bank's net interest margin or "spread" and also its fee income; and the level of the Bank's non-interest expense. The Committee intends to formulate and recommend to the Board of Directors that it approve annual incentive compensation plans that provide for the awarding of bonuses to senior executives based on annual performance goals for the Bank in each of these areas and on the extent to which the Bank achieves earnings goals established for the Bank by the Board of Directors. Under such plans, a percentage (to be determined by the Committee and approved by the Board in the early part of each year) of the amount of the Bank's annual earnings above the pre-established earnings goal will be set aside as a pool from which bonuses can be paid. The amount of the bonuses that are awarded, in turn, will be based on the extent to which the Bank has achieved or exceeded the goals in each of the performance areas and the allocation of the bonuses among Executive Officers and other management personnel will depend on an assessment by the Committee of their respective contributions thereto.

   As a result of such performance-based bonus programs, as a general rule, we would expect that executive compensation will be higher and the proportion of each executive's total cash compensation that is represented by incentive or bonus compensation will increase in those years when performance goals are exceeded and will be lower in years when those goals are not achieved.

CEO Compensation

   The Board of Directors decided that it would be prudent and in the Company's best interests to enter into multi-year employment agreement with its Chief Executive Officer. A description of that agreement is contained above in the Section of this Proxy Statement entitled "Compensation of Executive Officers-- Employment Agreements." Such an agreement serves to assure continuity and stability in that position and to deter competing banks from attempting to hire away the our Chief Executive Officer. Other considerations that led the Board of Directors to approve Mr. Dellerba's employment agreement were (i) the extent of Mr. Dellerba's banking experience, developed primarily in Southern California, (ii) the loyal following Mr. Dellerba has developed over the years with businesses based in and individuals residing in the Bank's market areas in Southern California, which enabled us to attract a substantial number of customers to the Bank without having to incur significant marketing costs, and
(iii) the compensation arrangements that other banks and financial services companies in Southern California have with their chief executive officers that have banking experience and performance records comparable to that of Mr. Dellerba.

Stock Programs

   In order to align the financial interests of senior executives and other key employees with those of the shareholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company's stock, which directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive's importance to the future performance of the Company. As a general rule, the more senior the executive, the greater the number of option shares that are awarded.

                                          Respectfully Submitted,

                                          The Management and Incentive
                                           Committee

                                          Warren T. Finley
                                          Ronald W. Chrislip
                                          Julia M. DiGiovanni
                                          Raymond E. Dellerba

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the Audit Committee of the Board of Directors.

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with management. The Audit Committee also has discussed with Grant Thornton LLP, the Company's independent certified public accountants for fiscal year 2000, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Grant Thornton, LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Grant Thornton, LLP with that firm.

   Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent certified public accountants and the Company's management, the audit committee recommended to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K.

                                          Respectfully Submitted,

                                          The Audit Committee

                                          Robert E. Williams
                                          Julia M. DiGiovanni
                                          Warren T. Finley

   Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Reports of the Compensation Committee and the Audit Committee and the performance graph on the following page shall not be incorporated by reference into any such filings.

                            STOCK PERFORMANCE GRAPH

   The following line-graph compares, for the six and one-half month period from the commencement of our initial public offering on June 14, 2000 through the end of our fiscal year on December 31, 2000, the cumulative shareholder returns for the Company, the Russell 2000 Index and an index of peer group companies, composed of bank holding companies and banks with total assets of less than $250 million, published by SNL Securities LC.


                     Comparison of Cumulative Total Return
               Among Pacific Mercantile Bancorp, Russell 2000 and
                        SNL Less Than $250M Bank Index

                        PERFORMANCE GRAPH APPEARS HERE

                                                          SNL
                             Pacific                      Less Than
Measurement Period           Mercantile     Russell       $250M
(Fiscal Year Covered)        Bancorp        2000          Bank Index
-------------------          ----------     ---------     ----------
06/12/00                     100.00         100.00         100.00
06/30/00                     100.00         101.75          98.42
07/31/00                      97.66          98.48          99.32
08/31/00                      96.10         105.99         101.54
09/30/00                      77.35         102.88         102.63
10/31/00                      78.13          98.28         102.72
11/30/00                      65.63          88.19         100.81
12/31/00                      75.00          95.77         103.60

   The graph covers the period from June 14, 2000, the first trading date of the Company's shares of common stock, to December 31, 2000. The graph assumes that $100 was invested on June 14, 2000 in our shares at the initial public offering price of $8.00 per share and in each Index, and that all dividends were reinvested. No cash dividends have been declared on our shares. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
               TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES
              OF COMMON STOCK FROM 10,000,000 TO 20,000,000 SHARES

                                (Proposal No. 2)

   The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company Articles of Incorporation that would increase the Company's authorized number of shares of Common Stock from 10,000,000 shares to 20,000,000 shares. The common shares would be no par value shares as is customary in California.

   As of March 16, 2001, 6,332,020 shares of common stock were issued and outstanding, and 1,324,206 shares were committed for issuance pursuant to outstanding stock options and stock purchase warrants, leaving only 2,343,774 shares of common stock available for issuance in the future. The proposed increase in the number of authorized shares of common stock from 10,000,000 to 20,000,000 would result in additional common shares being available for issuance from time to time for a number of corporate purposes, such as possible stock splits, stock dividends, acquisitions of companies or assets, sales of stock or securities convertible into stock and issuances pursuant to stock option or other employee benefit plans and dividend reinvestment programs. The Company currently has no specific plans, arrangements or understanding with respect to the issuance of these additional shares. The Company believes that the availability of the additional common shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable acquisition and financing opportunities and to respond to a changing corporate environment.

   If this Proposal is approved by the Company's shareholders, no further shareholder vote or action will be necessary for the issuance of additional common shares, unless required by California law or Nasdaq rules. In general, California law and Nasdaq rules would require that the issuance of common shares in a merger or business combination or other transaction be approved by the Company's shareholders at an annual or a special meeting of the shareholders if the shares of Common Stock issued would increase the shares of Common Stock outstanding by twenty percent (20%) or more.

   Possible Effects of Adoption of Proposal. The increase in the authorized number of common shares could affect the ability of a third party to gain voting control of the Company, because the Board of Directors would be able to authorize the issuance, in a private placement or otherwise, of shares of common stock to one or more persons and, thereby, dilute the voting power of a potential acquiror without first having to obtain shareholder approval. In such a situation, the issuance of common shares could adversely affect a potential takeover bid or contest for control.

   At this time, there are no specific plans, commitments, agreements or arrangements to issue any shares of common stock in addition to those reserved for future issuance, as described above, either as defensive or anti-takeover measures or for any other purpose.

Vote Required and Recommendation of the Board of Directors

   Adoption of the amendment to the Company's Articles of Incorporation requires the affirmative vote of a majority of the shares of the Company's common stock outstanding on the Record Date. An abstention or the failure of a broker or other nominee to vote shares held of record will have the same effect as a vote against the proposal. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Text of Amendment

   If the amendment is approved by the shareholders at the Annual Meeting, the text of the first paragraph of Article Three of the Company's Articles of Incorporation will be amended to read as follows:

                       "Article Three: Authorized Shares.

     The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares that this Corporation is authorized to issue is twenty-two million (22,000,000) shares; twenty million (20,000,000) shares shall be Common Stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share."

          APPROVAL OF THE AMENDED AND RESTATED 1999 STOCK OPTION PLAN

                                (Proposal No. 3)

Introduction

   The shareholders are being asked to vote on the approval of the Company's 1999 Amended and Restated Stock Option Plan. The Plan was originally adopted by the Bank in 1999, prior to the formation of the Company to become a bank holding company for the Bank and prior to the commencement of trading in our common stock. The Amended and Restated 1999 Option Plan was adopted to conform the Plan more closely to incentive and nonqualified option plans customarily maintained by companies with shares listed on NASDAQ. There will be no change in the maximum number of shares that may be issued under the Plan, which is 1,248,230 shares, if the Amended and Restated Plan is approved by the shareholders at the Annual Meeting.

   The Board of Directors has unanimously approved adoption of the Amended and Restated 1999 Option Plan because the Board believes that the approval of that Plan will serve the interests of the Company by enhancing the Company's ability to attract and retain the services of those persons essential to the Company's growth and financial success.

Vote Required

   The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended and Restated 1999 Option Plan. Abstentions will be considered shares entitled to vote in the tabulation of the votes cast on this Proposal No. 2 and will have the same effect as negative votes. Broker non-votes will not counted for any purpose in determining whether this Proposal has been approved.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE AMENDED AND RESTATED 1999 STOCK PLAN.

Description of the Amended and Restated 1999 Option Plan

   The following description of the principal features of the Amended and Restated 1999 Stock Option Plan (the "Restated Plan") is qualified in its entirety by reference to the text of that Plan, a copy of which will be furnished to any shareholder that makes a request therefore addressed to the Secretary of the Company, 450 Newport Center Drive, Suite 100, Newport Beach, California 92660.

   The 1999 Option Plan, as currently in effect, authorizes the issuance of up to 1,248,230 shares of common stock, which represents a number of shares equal to approximately 20% of the total number of shares of Company Common Stock that are currently outstanding. If the Restated Plan is approved by the shareholders, the maximum aggregate number of shares that will be issuable under the Plan will be fixed at that number. As is the case under the 1999 Plan, as currently in effect, that number of shares will be subject to adjustment in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company.

   The Restated Plan provides for grants of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. Incentive stock options and nonqualified stock options may be granted to employees of the Company. Nonqualified stock options may be granted to officers and other key employees and to non-employee directors of the Company. As of March 16, 2001 options had been granted under the 1999 Plan to a total of 43 directors, officers and key employees of the Company, to purchase up to an aggregate of 1,074,206 shares of Common Stock at an exercise prices ranging from $4.00 to $12.13 per share. See, "Compensation of Executive Officers--Option Grants." If the Restated Plan is approved, the number of shares that will be available for future grant under the Restated Plan will be 174,024, which is the same number that is currently available for grant under the 1999 Plan as currently in effect.

   As is the case with the 1999 Plan as currently in effect, the Management and Incentive Committee of the Board of Directors (the "Committee") will administer the Restated Plan and will have the full power and authority to interpret the Restated Plan, select the recipients of options, determine and authorize the type, terms and conditions of, including vesting provisions, and the number of shares subject to, grants under the Restated Plan, and adopt, amend and rescind rules relating to that Plan.

   The term of options may not exceed 10 years from the date of grant (5 years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The maximum number of shares for which options may be granted to any one person during any one calendar year under the Restated Plan will be 200,000 shares. The aggregate fair market value of the common stock (determined as of the date of grant) with respect to which incentive stock options granted under the 1999 Plan or any other stock option plan of the Company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000, and options that become exercisable by an optionee in any year with an aggregate value in excess of that $100,000 will be treated as nonqualified stock options.

   The option price of an incentive stock option or nonqualified stock option is payable in full upon exercise. Payment of the option price upon exercise of a stock option may be made in cash, by check, or, at the discretion of the Committee, by the delivery of shares of common stock (valued at their fair market value as of the date of the exercise of an option), by the optionee's promissory note in a form and on terms acceptable to the Committee, by the cancellation of indebtedness of the Company to the optionee, by the waiver of compensation due or accrued to the optionee for services rendered, or by any combination of the foregoing methods of payment. In addition, the option price for options granted under the 1999 Plan may be made by a "same day sale" commitment or by a "margin commitment" from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. ("NASD Dealer") whereby (i) the optionee irrevocably elects to exercise his or her option and either to sell a number of those option shares, or borrow funds from the NASD Dealer on security of his or her option shares, sufficient to generate the amounts needed to pay the exercise price of his or her options, and (ii) the NASD Dealer irrevocably commits upon receipt of such shares to forward those amounts directly to the Company.

   Except as otherwise approved by the Committee, options granted under the 1999 Plan, as currently in effect, and options that will be granted under the Restated Plan, may not be transferred other than by will or by the laws of descent and distribution.

   In the event that the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation or reorganization in which the Company is the surviving Company, or by reason of a stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company while the Restated Plan is in effect, appropriate adjustments will be made to the aggregate number and kind of shares issuable under that Plan, and the number and kind of shares and the price per share subject to outstanding incentive options and nonqualified options in order to preserve, but not to increase, the benefits to persons then holding options under the Restated Plan.

   In the event of a Change of Control (as defined below) of the Company, under both the 1999 Plan as currently in effect and also under the Restated Plan, the time period relating to the exercise or realization of all outstanding options shall automatically accelerate immediately prior to the consummation of such Change of Control. For purposes of the Restated Plan, "Change in Control" means
(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

   The Board of Directors may alter, amend, suspend or terminate the Restated Plan at any time. However, any changes which would affect or impair the rights of any person who holds an outstanding stock option will not apply to the optionee without such optionee's consent. Unless sooner terminated by the Board of Directors, the Restated Plan will terminate on February 28, 2009, which is within ten years of the date the 1999 Plan was originally adopted by the Board of Directors of the Bank.

Federal Income Tax Consequences

   The following is a summary of certain federal income tax consequences of participation in the Restated Plan. The summary should not be relied upon as being a complete statement. Federal tax laws are complex and subject to change and the federal tax consequences of participation in the Restated Plan may vary depending on the personal tax situation of the optionees. Moreover, participation in the Plan may also have consequences under state and local tax laws which may vary from the federal tax consequences described below.

   Incentive Options. No taxable income will be recognized by an optionee under the Restated Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option also may result in items of "tax preference" for purposes of the "alternative minimum tax."

   If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year period or the two-year period described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than 12 months for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

   If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a "disqualifying disposition" has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon an optionee's death, a mere pledge or hypothecation, or a transfer into the name of the optionee and another person as joint tenants.

   Section 55 of the Code imposes an "alternative minimum tax" on an individual's income to the extent the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

   An optionee who is subject to the alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee's regular tax liability in future years, the amount of alternative minimum tax paid that is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

   Under the Restated Plan, the Committee may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the optionee's basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares that are subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

   Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by an optionee who is an employee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied.

   If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

   Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will be treated as long-term or short-term capital gain or loss if the shares have been held for more than the applicable statutory holding period.

Tax Withholding

   The Restated Plan grants the Company the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under that Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, by (i) directing the Company to apply shares of common stock to which the participant is entitled as a result of the exercise of an option, or (ii) delivering to the Company shares of common stock already owned by the participant.

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                (Proposal No. 4)

   Grant Thornton LLP audited the Company's consolidated financial statements for the fiscal year ended December 31, 2000. Arthur Andersen LLP were the Company's independent certified public accountants prior to that audit and opined on the Company's consolidated financial statements for its fiscal year ended December 31, 1999 and for the period from the Company's inception (for financial statement purposes) of May, 1998 to December 31, 1998. In October 2000, the Company dismissed Arthur Andersen LLP as its independent certified public accountants and selected Grant Thornton LLP as its new independent certified public accountants. As confirmed by Arthur Andersen LLP in a letter dated October 23, 2000 that was filed with the Securities Exchange Commission, there had never been (i) any disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or (ii) any "reportable events" (as defined in Paragraph (a)(v) of Item 304 of Regulation S-K as promulgated by the Securities and Exchange Commission).

   At no time during the period from the Company's inception through December 31, 1999 or during the subsequent interim periods preceding Grant Thornton's engagement as the Company's independent certified public accountants did the Company or the Bank consult with Grant Thornton regarding the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the financial statements of either the Company or the Bank, or any disagreement or reportable event.

   Grant Thornton, LLP has been selected by the Board of Directors as the Company's auditing firm for the fiscal year ending December 31, 2001. Although shareholder approval is not required, the Board of Directors is requesting that the shareholders ratify the selection of Grant Thornton as the Company's independent certified public accountants. In the event the Grant Thornton's selection is not ratified by the shareholders, the Board of Directors will reconsider such appointment.

   A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Fees Paid to Accounting Firms

   Arthur Andersen's aggregate fees for professional services for the audit of the Company's annual consolidated financial statements that were included in the Company's registration statement for its initial public offering in June 2000 and the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal 2000 totaled $80,700.

   Arthur Andersen did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation or other services in 2000.

   Grant Thornton's aggregate fees for professional services for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2000 totaled $58,880.

   Grant Thornton did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in 2000. The aggregate fees paid by the Company for all other services rendered by Grant Thornton to the Company in fiscal 2000, were $18,260.

   The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Grant Thornton and the fees paid for those services were compatible with maintaining Grant Thornton's independence.

                             SHAREHOLDER PROPOSALS

   Any shareholder desiring to submit a proposal for action at the Company's 2002 Annual Meeting of Shareholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than December 13, 2001 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

   We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy Cards will have discretionary authority to vote all proxies with respect to such other matter in accordance with their judgment.

                             ADDITIONAL INFORMATION

Proxy Costs

   We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or the Bank, may communicate with shareholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's shares.

                                          By Order of the Board of Directors

                                          /s/ Raymond E. Dellerba
                                          Raymond E. Dellerba
                                          President and Chief Executive
                                           Officer

April 13, 2001

   The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2000 is being mailed concurrently with this Proxy Statement to all Shareholders of record as of March 16, 2001. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 450 NEWPORT CENTER DRIVE, SUITE 100, NEWPORT BEACH, CALIFORNIA 92660.

                                                                      Appendix A

                           PACIFIC MERCANTILE BANCORP

                            AUDIT COMMITTEE CHARTER

I. Audit Committee Purpose

   The Audit Committee of Pacific Mercantile Bancorp (the "Company") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   The Audit Committee shall be (i) comprised of at least three (3) directors,
(ii) all members shall meet the independence and experience requirements of the requirements of the Nasdaq Stock Market, (iii) all members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and (iv) at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

   A. Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published as may be required by SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. That review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution.

     5. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

   B. Independent Auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. As a result, it shall be the responsibility of the Committee to:

     1. Review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     2. Approve the fees and other significant compensation to be paid to the independent auditors.

     3. Review and discuss, at least on an annual basis, with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     4. Review the independent auditors audit plan and discuss with the independent auditors such matters as the scope of and general approach to be taken with respect to the audit, the staffing requirements for the audit, the locations where the audit will be conducted, and the role of the internal auditors and the extent to which the auditors will rely on management in connection with the annual audit.

     5. Discuss the results of the audit with the independent auditors, prior to releasing the year-end earnings.

     6. Discuss with the auditors the matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     7. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

   C. Internal Audit Department and Legal Compliance

     1. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     2. Review the appointment, performance, and replacement of the senior internal audit executive.

     3. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     4. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

   D. Other Audit Committee Responsibilities

     1. If required by the Securities and Exchange Commission, annually prepare a report to shareholders for inclusion in the Company's annual proxy statement.

     2. Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

     3. Maintain minutes of Committee meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY
                           PACIFIC MERCANTILE BANCORP
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 2001
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George Wells, Raymond E. Dellerba and Richard Torre, and each of them individually, with full power of substitution, as attorneys and Proxies, with full power of substitution, to represent the undersigned and to vote, as indicated below, all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Hyatt Newporter Hotel, 1107 Jamboree Road, Newport Beach, California, on Tuesday, May 15, 2001, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements thereof.

  PROPOSAL 1. Election of Directors:

     [_]  For the Nominees Listed Below:           [_] Withhold Authority:
                    (to vote for the nominees listed below)

   Raymond E. Dellerba, John J. McCauley, George H. Wells, Richard M. Torre, Ronald W. Chrislip, Julia M. DiGiovanni, Warren T. Finley, John Thomas, M.D., and Robert E. Williams.

    (Instructions: To withhold authority to vote for any nominee, print that nominee's name in the space below.)

     ________________________________________________________________________

  PROPOSAL 2. Approval of Amendment of the Articles of Incorporation to
              increase the authorized number of shares of Common Stock issuable by the Company to 20,000,000 shares.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  PROPOSAL 3. Approval of the Amended and Restated 1999 Stock Option Plan.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

        IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY




    PROPOSAL 4. Ratification of the Selection of Grant Thornton LLP as
                Company's Independent Public Accountants for the fiscal year ending December 31, 2001.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

     IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON EACH PROPOSAL AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, SUCH SHARES WILL BE VOTED "FOR" THE PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

                                             Dated: ____________________, 2001

                                             _________________________________

                                             _________________________________
                                                 Signature of Stockholder(s)

                                             Please sign your name exactly as it
                                             appears hereon. Executors,
                                             administrators, guardians, officers
                                             of corporations, and others signing
                                             in fiduciary capacity should state
                                             their full titles as such.

                               Do You Plan to Attend the Meeting? [_] YES [_] NO
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN
         THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.